EXHIBIT 99.1

Press Release dated August 6, 2002

For Information Contact At Greater Bay Bancorp: David L. Kalkbrenner President and CEO (650) 614-5767 Steven C. Smith EVP, CAO and CFO (650) 813-8222	At FRB|Weber Shandwick: James Hoyne (310) 407-6546

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP REPORTS
STOCK PURCHASES BY DIRECTORS

PALO ALTO, CA, August 6, 2002 — Greater Bay Bancorp (Nasdaq:GBBK), an $8.5 billion in assets financial services holding company, today announced that eight members of its Board of Directors purchased an aggregate of 172,488 shares of the Company’s stock during July for a total purchase price of $2,208,546. Of this total, 56,000 shares were purchased in the open market and 116,488 shares were acquired through the exercise of options. Directors who exercised options purchased and held the shares acquired upon exercise. No directors sold shares during the month.

Duncan Matteson, Greater Bay Bancorp’s Chairman, commented, “These purchases reflect the confidence of the Board in the Company’s financial fundamentals, our Regional Community Banking strategy and the resilience of the local San Francisco Bay Area economy. At current market prices, we believe the stock is very undervalued and represents a sound investment opportunity.”

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula BankofCommerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans, deposits and assets, continued success of its Regional Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.

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